Exhibit 10.5

(Multicurrency – Cross Border)

ISDA®

International Swap Dealers Association, Inc.

MASTER AGREEMENT

dated as of April 28, 2006

WACHOVIA BANK, NATIONAL ASSOCIATION	and	NOVASTAR MORTGAGE FUNDING TRUST, SERIES 2006-1, a Delaware statutory trust

(“Party A”)		(“Party B”)

have entered and/or anticipate entering into one of more transactions (each a “Transaction”) that are or will be governed by this Master Agreement, which includes the schedule (the “Schedule”), and the documents and other confirming evidence (each a “Confirmation”) exchanged between the parties confirming those Transactions.

Accordingly, the parties agree as follows: —

1.	Interpretation

(a) Definitions. The terms defined in Section 14 and in the Schedule will have the meanings therein specified for the purpose of this Master Agreement.

(b) Inconsistency. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement (including the Schedule), such Confirmation will prevail for the purpose of the relevant Transaction.

(c) Single Agreement. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this “Agreement”), and the parties would not otherwise enter into any Transactions.

2.	Obligations

(a)	General Conditions.

(i) Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.

(ii) Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

(iii) Each obligation of each party under Section 2(a)(i) is subject to (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other applicable condition precedent specified in this Agreement.

(b) Change of Account. Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the scheduled date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.

(c) Netting. If on any date amounts would otherwise be payable: —

(i) in the same currency; and

(ii) in respect of the same Transaction,

by each party to the other, then, on such date, each party’s obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

The parties may elect in respect of two or more Transactions that a net amount will be determined in respect of all amounts payable on the same date in the same currency in respect of such Transactions, regardless of whether such amounts are payable in respect of the same Transaction. The election may be made in the Schedule or a Confirmation by specifying that subparagraph (ii) above will not apply to the Transactions identified as being subject to the election, together with the starting date (in which case subparagraph (ii) above will not, or will cease to, apply to such Transactions from such date). This election may be made separately for different groups of Transactions and will apply separately to each pairing of Offices through which the parties make and receive payments or deliveries.

(d) Deduction or Withholding for Tax.

(i) Gross-Up. All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a party is so required to deduct or withhold, then that party (“X”) will: —

(1) promptly notify the other party (“Y”) of such requirement;

(2) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

(3) promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and

(4) if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for: —

(A) the failure by Y to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d); or

(B) the failure of a representation made by Y pursuant to Section 3(f) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (II) a Change in Tax Law.

(ii) Liability. If: —

(1) X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 2(d)(i)(4);

(2) X does not so deduct or withhold; and

(3) a liability resulting from such Tax is assessed directly against X,

then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d)).

(e) Default Interest; Other Amounts. Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party that defaults in the performance of any payment obligation will, to the extent permitted by law and subject to Section 6(c), be required to pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as such overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment, at the Default Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed. If, prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party defaults in the performance of any obligation required to be settled by delivery, it will compensate the other party on demand if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement.

2.	Representations

Each party represents to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement) that: —

(a) Basic Representations.

(i) Status. It is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing;

(ii) Powers. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorise such execution, delivery and performance;

(iii) No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(iv) Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(v) Obligations Binding. Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b) Absence of Certain Events. No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.

(c) Absence of Litigation. There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.

(d) Accuracy of Specified Information. All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.

(e) Payer Tax Representation. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(e) is accurate and true.

(f) Payee Tax Representations. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.

3.	Agreements

Each party agrees with the other that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party: —

(a) Furnish Specified Information. It will deliver to the other party or, in certain cases under subparagraph (iii) below, to such government or taxing authority as the other party reasonably directs: —

(i) any forms, documents or certificates relating to taxation specified in the Schedule or any Confirmation;

(ii) any other documents specified in the Schedule or any Confirmation; and

(iii) upon reasonable demand by such other party, any form or document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification, in each case by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.

(b) Maintain Authorisations. It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.

(c) Comply with Laws. It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Credit Support Document to which it is a party.

(d) Tax Agreement. It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.

(e) Payment of Stamp Tax. Subject to Section 11, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated, organised, managed and controlled. or considered to have its seat, or in which a branch or office through which it is acting for the purpose of this Agreement is located (“Stamp Tax Jurisdiction”) and will indemnify the other party against any Stamp Tax levied or imposed upon the other party or in respect of the other party’s execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.

4.	Events of Default and Termination Events

(a) Events of Default. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes an event of default (an “Event of Default”) with respect to such party: —

(i) Failure to Pay or Deliver. Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) required to be made by it if such failure is not remedied on or before the third Local Business Day after notice of such failure is given to the party;

(ii) Breach of Agreement. Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) or to give notice of a Termination Event or any agreement or obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied on or before the thirtieth day after notice of such failure is given to the party;

(iii) Credit Support Default.

(1) Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

(2) the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document to be in full force and effect for the purpose of this Agreement (in either case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or

(3) the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document;

(iv) Misrepresentation. A representation (other than a representation under Section 3(e) or (f)) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

(v) Default under Specified Transaction. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three Local Business Days if there is no applicable notice requirement or grace period) or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

(vi) Cross Default. If “Cross Default” is specified in the Schedule as applying to the party, the occurrence or existence of (1) a default, event of default or other similar condition or event (however described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) in an aggregate amount of not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments, before it would otherwise have been due and payable or (2) a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than the applicable Threshold Amount under such agreements or instruments (after giving effect to any applicable notice requirement or grace period);

(vii) Bankruptcy. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party: —

(1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof, (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

(viii) Merger Without Assumption. The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer: —

(1) the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other party to this Agreement; or

(2) the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement.

(b) Termination Events. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes an Illegality if the event is specified in (i) below, a Tax Event if the event is specified in (ii) below or a Tax Event Upon Merger if the event is specified in (iii) below, and, if specified to be applicable, a Credit Event

Upon Merger if the event is specified pursuant to (iv) below or an Additional Termination Event if the event is specified pursuant to (v) below: —

(i) Illegality. Due to the adoption of, or any change in, any applicable law after the date on which a Transaction is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date. it becomes unlawful (other than as a result of a breach by the party of Section 4(b)) for such party (which will be the Affected Party): —

(1) to perform any absolute or contingent obligation to make a payment or delivery or to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or

(2) to perform, or for any Credit Support Provider of such party to perform, any contingent or other obligation which the party (or such Credit Support Provider) has under any Credit Support Document relating to such Transaction;

(ii) Tax Event. Due to (x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding Scheduled Payment Date (1) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) and no additional amount is required to be paid in respect of such Tax under Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4)(A) or (B));

(iii) Tax Event Upon Merger. The party (the “Burdened Party”) on the next succeeding Scheduled Payment Date will either (1) be required to pay an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Indemnifiable Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or (B)), in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets to, another entity (which will be the Affected Party) where such action does not constitute an event described in Section 5(a)(viii);

(iv) Credit Event Upon Merger. If “Credit Event Upon Merger” is specified in the Schedule as applying to the party, such party (“X”), any Credit Support Provider of X or any applicable Specified Entity of X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and such action does not constitute an event described in Section 5(a)(viii) but the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of X, such Credit Support Provider or such Specified Entity, as the case may be, immediately prior to such action (and, in such event, X or its successor or transferee, as appropriate, will be the Affected Party); of

(v) Additional Termination Event. If any “Additional Termination Event” is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties shall be as specified for such Additional Termination Event in the Schedule or such Confirmation).

(c) Event of Default and Illegality. If an event or circumstance which would otherwise constitute or give rise to an Event of Default also constitutes an Illegality, it will be treated as an Illegality and will not constitute an Event of Default.

5.	Early Termination

(a) Right to Terminate Following Event of Default. If at any time an Event of Default with respect to a party (the “Defaulting Party”) has occurred and is then continuing, the other party (the “Non-defaulting Party”) may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions. If, however, “Automatic Early Termination” is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding Transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(1), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).

(b) Right to Terminate Following Termination Event.

(i) Notice. If a Termination Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction and will also give such other information about that Termination Event as the other party may reasonably require.

(ii) Transfer to Avoid Termination Event. If either an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there is only one Affected Party, or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, excluding immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section 6(b)(i) all its rights and obligations under this Agreement in respect of the Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist.

If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within 30 days after the notice is given under Section 6(b)(i).

Any such transfer by a party under this Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party’s policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

(iii) Two Affected Parties. If an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice thereof is given under Section 6(b)(i) on action to avoid that Termination Event.

(iv) Right to Terminate. If: —

(1) a transfer under Section 6(b)(ii) or an agreement under Section 6(b)(iii), as the case may be, has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section 6(b)(i); or

(2) an Illegality under Section 5(b)(i)(2), a Credit Event Upon Merger or an Additional Termination Event occurs, or a Tax Event Upon Merger occurs and the Burdened Party is not the Affected Party,

either party in the case of an Illegality, the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event or an Additional Termination Event if there is more than one Affected Party, or the party which is not the Affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, by not more than 20 days notice to the other party and provided that the relevant Termination Event is then continuing, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.

(c) Effect of Designation.

(i) If notice designating an Early Termination Date is given under Section 6(a) or (b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.

(ii) Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Section 2(a)(i) or 2(e) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement. The amount, if any, payable in respect of an Early Termination Date shall be determined pursuant to Section 6(e).

(d) Calculations.

(i) Statement. On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including all relevant quotations and specifying any amount payable under Section 6(e)) and (2) giving details of the relevant account to which any amount payable to it is to be paid. In the absence of written confirmation from the source of a quotation obtained in determining a Market Quotation, the records of the party obtaining such quotation will be conclusive evidence of the existence and accuracy of such quotation.

(ii) Payment Date. An amount calculated as being due in respect of any Early Termination Date under Section 6(e) will be payable on the day that notice of the amount payable is effective (in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default) and on the day which is two Local Business Days after the day on which notice of the amount payable is effective (in the case of an Early Termination Date which is designated as a result of a Termination Event). Such amount will be paid together with (to the extent permitted under applicable law) interest thereon (before as well as after judgment) in the Termination Currency, from (and including) the relevant Early Termination Date to (but excluding) the date such amount is paid, at the Applicable Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

(e) Payments on Early Termination. If an Early Termination Date occurs, the following provisions shall apply based on the parties’ election in the Schedule of a payment measure, either “Market Quotation” or “Loss”, and a payment method, either the “First Method” or the “Second Method”. If the parties fail to designate a payment measure or payment method in the Schedule, it will be deemed that “Market Quotation” or the “Second Method”, as the case may be, shall apply. The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.

(i) Events of Default. If the Early Termination Date results from an Event of Default: —

(1) First Method and Market Quotation. If the First Method and Market Quotation apply, the Defaulting Party will pay to the Non-defaulting Party the excess, if a positive number, of (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party over (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party.

(2) First Method and Loss. If the First Method and Loss apply, the Defaulting Party will pay to the Non-defaulting Party, if a positive number, the Non-defaulting Party’s Loss in respect of this Agreement.

(3) Second Method and Market Quotation. If the Second Method and Market Quotation apply, an amount will be payable equal to (A) the sum of the Settlement Amount (determined by the

Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

(4) Second Method and Loss. If the Second Method and Loss apply, an amount will be payable equal to the Non-defaulting Party’s Loss in respect of this Agreement. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

(ii) Termination Events. If the Early Termination Date results from a Termination Event: —

(1) One Affected Party. If there is one Affected Party, the amount payable will be determined in accordance with Section 6(e)(i)(3), if Market Quotation applies, or Section 6(e)(i)(4), if Loss applies, except that, in either case, references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and the party which is not the Affected Party, respectively, and, if Loss applies and fewer than all the Transactions are being terminated, Loss shall be calculated in respect of all Terminated Transactions.

(2) Two Affected Parties. If there are two Affected Parties: —

(A) if Market Quotation applies, each party will determine a Settlement Amount in respect of the Terminated Transactions, and an amount will be payable equal to (I) the sum of (a) one-half of the difference between the Settlement Amount of the party with the higher Settlement Amount (“X”) and the Settlement Amount of the party with the lower Settlement Amount (“Y”) and (b) the Termination Currency Equivalent of the Unpaid Amounts owing to X less (II) the Termination Currency Equivalent of the Unpaid Amounts owing to Y; and

(B) if Loss applies, each party will determine its Loss in respect of this Agreement (or, if fewer than all the Transactions are being terminated, in respect of all Terminated Transactions) and an amount will be payable equal to one-half of the difference between the Loss of the party with the higher Loss (“X”) and the Loss of the party with the lower Loss (“Y”).

If the amount payable is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of that amount to Y.

(iii) Adjustment for Bankruptcy. In circumstances where an Early Termination Date occurs because “Automatic Early Termination” applies in respect of a party, the amount determined under this Section 6(e) will be subject to such adjustments as are appropriate and permitted by law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).

(iv) Pre-Estimate. The parties agree that if Market Quotation applies an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future risks and except as otherwise provided in this Agreement neither party will be entitled to recover any additional damages as a consequence of such losses.

6.	Transfer

Subject to Section 6(b)(ii), neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that: —

(a) a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and

(b) a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e).

Any purported transfer that is not in compliance with this Section will be void.

7.	Contractual Currency

(a) Payment in the Contractual Currency. Each payment under this Agreement will be made in the relevant currency specified in this Agreement for that payment (the “Contractual Currency”). To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in a reasonable manner and in good faith in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement. If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall. If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.

(b) Judgments. To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered (i) for the payment of any amount owing in respect of this Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which such party is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party. The term “rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

(c) Separate Indemnities. To the extent permitted by applicable law, these indemnities constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.

(d) Evidence of Loss. For the purpose of this Section 8, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

8.	Miscellaneous

(a) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

(b) Amendments. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

(c) Survival of Obligations. Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.

(d) Remedies Cumulative. Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

(e) Counterparts and Confirmations.

(i) This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(ii) The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation shall be entered into as soon as practicable and may be executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement. The parties will specify therein or through another effective means that any such counterpart, telex or electronic message constitutes a Confirmation.

(f) No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(g) Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

9.	Offices; Multibranch Parties

(a) If Section 10(a) is specified in the Schedule as applying, each party that enters into a Transaction through an Office other than its head or home office represents to the other party that, notwithstanding the place of booking office or jurisdiction of incorporation or organisation of such party, the obligations of such party are the same as if it had entered into the Transaction through its head or home office. This representation will be deemed to be repeated by such party on each date on which a Transaction is entered into.

(b) Neither party may change the Office through which it makes and receives payments or deliveries for the purpose of a Transaction without the prior written consent of the other party.

(c) If a party is specified as a Multibranch Party in the Schedule, such Multibranch Party may make and receive payments or deliveries under any Transaction through any Office listed in the Schedule, and the Office through which it makes and receives payments or deliveries with respect to a Transaction will be specified in the relevant Confirmation.

10.	Expenses

A Defaulting Party will, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

11.	Notices

(a) Effectiveness. Any notice or other communication in respect of this Agreement may be given in any manner set forth below (except that a notice or other communication under Section 5 or 6 may not be given by facsimile transmission or electronic messaging system) to the address or number or in accordance with the electronic messaging system details provided (see the Schedule) and will be deemed effective as indicated: —

(i) if in writing and delivered in person or by courier, on the date it is delivered;

(ii) if sent by telex, on the date the recipient’s answerback is received;

(iii) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);

(iv) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or

(v) if sent by electronic messaging system, on the date that electronic message is received,

unless the date of that delivery (or attempted delivery) or that receipt as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Local Business Day.

(b) Change of Addresses. Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system details at which notices or other communications are to be given to all

12.	Governing Law and Jurisdiction

(a) Governing Law. This Agreement will be governed by and construed in accordance with the law specified in the Schedule.

(b) Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement (“Proceedings”), each party irrevocably: —

(i) submits to the jurisdiction of the English courts, if this Agreement is expressed to be governed by English law, or to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, if this Agreement is expressed to be governed by the laws of the State of New York; and

(ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction (outside, if this Agreement is expressed to be governed by English law, the Contracting States, as defined in Section 1(3) of the Civil Jurisdiction and Judgments Act 1982 or any modification, extension or re-enactment thereof for the time being in force) nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(c) Service of Process. Each party irrevocably appoints the Process Agent (if any) specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any Proceedings. If for any reason any party’s Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party. The parties irrevocably consent to service of process given in the manner provided for notices in Section 12. Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law.

(d) Waiver of Immunities. Each party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

13.	Definitions

As used in this Agreement: —

“Additional Termination Event” has the meaning specified in Section 5(b).

“Affected Party” has the meaning specified in Section 5(b).

“Affected Transactions” means (a) with respect to any Termination Event consisting of an Illegality, Tax Event or Tax Event Upon Merger, all Transactions affected by the occurrence of such Termination Event and (b) with respect to any other Termination Event, all Transactions.

“Affiliate” means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

“Applicable Rate” means: —

(a) in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Defaulting Party, the Default Rate;

(b) in respect of an obligation to pay an amount under Section 6(e) of either party from and after the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable, the Default Rate;

(c) in respect of all other obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate; and

(d) in all other cases, the Termination Rate.

“Burdened Party” has the meaning specified in Section 5(b).

“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs on or after the date on which the relevant Transaction is entered into.

“Consent” includes a consent, approval, action, authorisation, exemption, notice, filing, registration or exchange control consent.

“Credit Event Upon Merger” has the meaning specified in Section 5(b).

“Credit Support Document” means any agreement or instrument that is specified as such in this Agreement.

“Credit Support Provider” has the meaning specified in the Schedule.

“Default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 1% per annum.

“Defaulting Party” has the meaning specified in Section 6(a).

“Early Termination Date” means the date determined in accordance with Section 6(a) or 6(b)(iv).

“Event of Default” has the meaning specified in Section 5(a) and, if applicable, in the Schedule.

“Illegality” has the meaning specified in Section 5(b).

“Indemnifiable Tax” means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organised, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document).

“Law” includes any treaty, law, rule or regulation (as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority) and “lawful” and “unlawful” will be construed accordingly.

“Local Business Day” means, subject to the Schedule, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) (a) in relation to any obligation under Section 2(a)(i), in the place(s) specified in the relevant Confirmation or, if not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, in this Agreement, (b) in relation to any other payment, in the place where the relevant account is located and, if different. in the principal financial centre, if any, of the currency of such payment, (c) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), in the city specified in the address for notice provided by the recipient and, in the case of a notice contemplated by Section 2(b), in the place where the relevant new account is to be located and (d) in relation to Section 5(a)(v)(2), in the relevant locations for performance with respect to such Specified Transaction.

“Loss” means, with respect to this Agreement or one or more Terminated Transactions, as the case may be, and a party, the Termination Currency Equivalent of an amount that party reasonably determines in good faith to be its total losses and costs (or gain, in which case expressed as a negative number) in connection with this Agreement or that Terminated Transaction or group of Terminated Transactions, as the case may be, including any loss of bargain, cost of funding or, at the election of such party but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position (or any gain resulting from any of them). Loss includes losses and costs (or gains) in respect of any payment or delivery required to have been made (assuming satisfaction of each applicable condition precedent) on or before the relevant Early Termination Date and not made, except, so as to avoid duplication, if Section 6(c)(i)(1) or (3) or 6(e)(ii)(2)(A) applies. Loss does not include a party’s legal fees and out-of-pocket expenses referred to under Section 11. A party will determine its Loss as of the relevant Early Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable. A party may (but need not) determine its Loss by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets.

“Market Quotation” means, with respect to one or more Terminated Transactions and a party making the determination, an amount determined on the basis of quotations from Reference Market-makers. Each quotation will be for an amount, if any, that would be paid to such party (expressed as a negative number) or by such party (expressed as a positive number) in consideration of an agreement between such party (taking into account any existing Credit Support Document with respect to the obligations of such party) and the quoting Reference Market-maker to enter into a transaction (the “Replacement Transaction”) that would have the effect of preserving for such party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date. For this purpose, Unpaid Amounts in respect of the Terminated Transaction or group of Terminated Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included. The Replacement Transaction would be subject to such documentation as such party and the Reference Market-maker may, in good faith, agree. The party making the determination (or its agent) will request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones) on or as soon as reasonably practicable after the relevant Early Termination Date. The day and time as of which those quotations are to be obtained will be selected in good faith by the party obliged to make a determination under Section 6(e), and, if each party is so obliged, after consultation with the other. If more than three quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values, If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded. If fewer than three quotations are provided, it will be deemed that the Market Quotation in respect of such Terminated Transaction or group of Terminated Transactions cannot be determined.

“Non-default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the Non-defaulting Party (as certified by it) if it were to fund the relevant amount.

“Non-defaulting Party” has the meaning specified in Section 6(a).

“Office” means a branch or office of a party, which may be such party’s head or home office.

“Potential Event of Default” means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Reference Market-makers” means four leading dealers in the relevant market selected by the party determining a Market Quotation in good faith (a) from among dealers of the highest credit standing which satisfy all the criteria that such party applies generally at the time in deciding whether to offer or to make an extension of credit and (b) to the extent practicable, from among such dealers having an office in the same city.

“Relevant Jurisdiction” means, with respect to a party, the jurisdictions (a) in which the party is incorporated, organised, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement is located, (c) in which the party executes this Agreement and (d) in relation to any payment, from or through which such payment is made.

“Scheduled Payment Date” means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.

“Set-off” means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the payer of an amount under Section 6 is entitled or subject (whether arising under this Agreement, another contract, applicable law or otherwise) that is exercised by, or imposed on, such payer.

“Settlement Amount” means, with respect to a party and any Early Termination Date, the sum of. —

(a) the Termination Currency Equivalent of the Market Quotations (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation is determined; and

(b) such party’s Loss (whether positive or negative and without reference to any Unpaid Amounts) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation cannot be determined or would not (in the reasonable belief of the party making the determination) produce a commercially reasonable result.

“Specified Entity” has the meaning specified in the Schedule.

“Specified Indebtedness” means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.

“Specified Transaction” means, subject to the Schedule, (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.

“Stamp Tax” means any stamp, registration, documentation or similar tax.

“Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.

“Tax Event” has the meaning specified in Section 5(b).

“Tax Event Upon Merger” has the meaning specified in Section 5(b).

“Terminated Transactions” means with respect to any Early Termination Date (a) if resulting from a Termination Event, all Affected Transactions and (b) if resulting from an Event of Default, all Transactions (in either case) in effect immediately before the effectiveness of the notice designating that Early Termination Date (or, if “Automatic Early Termination” applies, immediately before that Early Termination Date).

“Termination Currency” has the meaning specified in the Schedule.

“Termination Currency Equivalent” means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in a currency other than the Termination Currency (the “Other Currency”), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant Market Quotation or Loss (as the case may be), is determined as of a later date, that later date, with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early Termination Date or that later date. The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties

“Termination Event” means an Illegality, a Tax Event or a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.

“Termination Rate” means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.

“Unpaid Amounts” owing to any party means, with respect to an Early Termination Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii)) to such party under Section 2(a)(i) on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date and (b) in respect of each Terminated Transaction. for each obligation under Section 2(a)(i) which was (or would have been but for Section 2(a)(iii)) required to be settled by delivery to such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market value of that which was (or would have been) required to be delivered as of the originally scheduled date for delivery, in each case together with (to the extent permitted under applicable law) interest, in the currency of such amounts, from (and including) the date such amounts or obligations were or would have been required to have been paid or performed to (but excluding) such Early Termination Date, at the Applicable Rate. Such amounts of interest will be calculated on the basis of daily compounding and the actual number of days elapsed. The fair market value of any obligation referred to in clause (b) above shall be reasonably determined by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it shall be the average of the Termination Currency Equivalents of the fair market values reasonably determined by both parties.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

WACHOVIA BANK, NATIONAL ASSOCIATION	NOVASTAR MORTGAGE FUNDING TRUST, SERIES 2006-1 By: Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee under the Trust Agreement.

By	By
Name:	Name:
Title:	Title:
Date:	Date:

SCHEDULE

TO THE

MASTER AGREEMENT

DATED AS OF APRIL 28, 2006

between

WACHOVIA BANK, NATIONAL ASSOCIATION,

A corporation organized under the laws of Delaware

(“Party A”)

and

NOVASTAR MORTGAGE FUNDING TRUST, SERIES 2006-1,

a Delaware statutory trust

(“Party B”)

PART 1

TERMINATION PROVISIONS

(a)	“Specified Entity” means in relation to Party A and Party B: Not Applicable.

(b)	Specified Transaction means, Not Applicable.

(c)	The “Cross-Default” provisions of Section 5(a)(vi)

will not apply to Party A.

will not apply to Party B.

(d)	The “Credit Event Upon Merger” provisions of Section 5(b)(iv)

will not apply to Party A.

will not apply to Party B.

(e)	The “Automatic Early Termination” provision of Section 6(a)

will not apply to Party A.

will not apply to Party B.

(f)	Payments on Early Termination. For the purpose of Section 6(e) of this Agreement:

(i) Market Quotation will apply; and

(ii) Second Method will apply; provided, however, that Party B shall have no obligation to make any payment to Party A under Section 6 as a result of any Event of Default or Termination Event other than an Event of Default of Party B under Section 5(a)(i) of this Agreement or an Additional Termination Event in Part 1(i)(iii) or (iv). This modification of the terms of Section 6 of this Agreement has been freely bargained for by the parties and will not affect the obligation, if any, of Party B with respect to Unpaid Amounts. Party A acknowledges having received consideration sufficient to warrant its agreement to the approach contemplated in this Part 1(f) provision.

(g)	“Termination Currency” means United States Dollars.

(h)

Rating Event. If a Ratings Event (as defined below) occurs with respect to Party A (or any applicable credit support provider), then (i) Party A will promptly give notice of the circumstances to Party B and to the rating agencies that at the time are providing ratings for the Notes (each a “Rating Agency”) and (ii)(A) Party A will at its own expense (and subject to the Rating Agency Condition), assign the Transactions under this Agreement to a third party within thirty (30) days of such Ratings Event that meets or exceeds, or as to which any applicable credit support provider meets or exceeds, the Approved Ratings Thresholds (as defined below) on terms substantially similar to this Agreement and must obtain a release of the mutual obligations of Party A and Party B under this Agreement, subject to survival of indemnities in respect of tax matters (a “Release”) and provided (x) the right to designate an Early Termination Date under the substitute documentation on the grounds contemplated in Section 5(a)(vii) of this Agreement would be enforceable against that entity (or a receiver, conservator or trustee for it or its property), subject, if applicable, only to such limitations as are provided for in the Federal Deposit Insurance Act (the “FDIA”), (y) Party B would, in proceedings of the kinds contemplated in that provision, have an enforceable right to apply any collateral posted by the proposed counterparty to secure its obligations under the proposed replacement agreement without need for leave of court or any other person (subject, if applicable, only to such qualifications as may be relevant under the FDIA), and (z) no withholding taxes would be applicable to payments to be made by or to Party B in respect of payments due under Section 2(a) of the proposed agreement or (B) Party A will at its own expense (and subject to the Rating Agency Condition), deliver collateral, in an amount sufficient to restore or maintain the rating of the Notes immediately prior to the Rating Event, within thirty (30) days of such Ratings Event and an executed ISDA Credit Support Annex, with such modifications as shall be agreed upon at the time and subject to the Rating Agency Condition, as soon as practicable or (C) otherwise provide Alternative Credit Support, as defined below, subject to the Rating Agency Condition (provided, however, that if Standard & Poor’s, a division of The McGraw Hill Companies, Inc. (it or its successor, “S&P”), Moody’s Investors Service, Inc. (it or its successor, “Moody’s”) or Fitch, Inc. (it or its successor, “Fitch”, and collectively with S&P and Moody’s, the “Rating Agencies”) (A) withdraws its rating for the short-term unsecured and unsubordinated debt (the “Short Term Rating”) of Party A, (B) reduces its Short Term Rating of Party A to a level below “A-3” by S&P or “F2” by Fitch, or (C)(1) if Party A has only a long-term senior, unsecured debt obligation rating, financial program rating or other similar rating (as the case may be, the “Long-Term Rating”) by Moody’s, reduces its Long Term Rating to a level at or below “A2” by Moody’s or (2) if Party A has a Long-Term Rating and a Short Term Rating by Moody’s, reduces its Long-Term Rating to a level at or below “A3” and its Short Term Rating to a level at or below “P-2”, (as applicable, a “Second Trigger Event”), Party A will no longer be eligible to deliver collateral pursuant to clause (ii)(B) or provide Alternative Credit Support pursuant to clause (ii)(C), but must assign the Transactions hereunder to a third party within five (5) days of such Second Trigger Event that meets or exceeds, or as to which any applicable credit support provider meets or exceeds, the Approved Ratings Thresholds (as defined below) on terms substantially similar to this Agreement and must obtain a Release under this Agreement). For purposes of this Transaction, a “Ratings Event” will occur with respect to Party A (or any applicable credit support provider), if its rating falls below (A) a Short Term Rating at least equal to “A-1” by S&P or “F1” by Fitch or (B)(1) if such entity has only a Long-Term Rating by Moody’s, a Long-Term Rating of at least “Aa3” by Moody’s and if rated “Aa3” by Moody’s such entity is not on negative credit watch by Moody’s or (2) if such entity has a Long-Term Rating and a Short Term Rating by Moody’s, a Long-Term Rating of at

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least “A1” by Moody’s and a Short Term Rating of “P-1” by Moody’s and, in each case, such rating is not on negative credit watch by Moody’s (including in connection with a merger, consolidation or other similar transaction by Party A or any applicable credit support provider) such ratings being referred to herein as the “Approved Ratings Thresholds.” For purposes of this provision, “Rating Agency Condition” means, with respect to any particular proposed act or omission to act hereunder that the party acting or failing to act must consult with any Rating Agency making a rating reduction or withdrawal (each such Rating Agency, a “Downgrading Rating Agency”) and receive from any Downgrading Rating Agency a confirmation in writing that their respective ratings of the Notes as in existence immediately prior to the Rating Event will be restored or maintained. For purposes of this Agreement, “Alternative Credit Support” means an absolute and unconditional guarantee, credit intermediation arrangement, letter of credit or other additional credit support or collateral. Any Credit Support Annex or document governing Alternative Credit Support shall be made a Credit Support Document for Party A pursuant to an amendment to this Agreement acceptable to the Owner Trustee

(i)	Additional Termination Events will apply. Each of the following will be an “Additional Termination Event”:

(i) A Ratings Event has occurred and Party A has not complied with (h) above, then an Additional Termination Event will have occurred with respect to Party A.

(ii) A Swap Disclosure Event (as defined below) has occurred and Party A has not, within ten (10) days after such Swap Disclosure Event, complied with one of the solutions listed below.

It shall be a swap disclosure event (“Swap Disclosure Event”) if at any time after the date hereof, for so long as Party B is required to file periodic reports under the Securities Exchange Act of 1934 with respect to the Notes, NovaStar Mortgage, Inc. (the “Sponsor”) shall notify Party A that in the reasonable determination of the Sponsor acting in good faith, the “aggregate significance percentage” of all derivative instruments (as such term is defined in Item 1115 of Regulation AB) provided by Party A and any of its affiliates to Party B (the “Significance Percentage”) is 10% or more.

Following a Swap Disclosure Event, Party A shall take one of the following actions at its own expense: either (A) (1) if the Significance Percentage is 10% or more, but less than 20%, Party A shall provide the information set forth in Item 1115(b)(1) of Regulation AB for Party A (or for the group of affiliated entities, if applicable) or (2) if the Significance Percentage is 20% or more, Party A shall provide the information set forth in Item 1115(b)(2) of Regulation AB for Party A (or for the group of affiliated entities, if applicable) (collectively, the “Additional Swap Disclosure Information”) to the Sponsor or (B) Party A shall assign all of its rights and obligations under one or more Transactions (such that the Significance Percentage no longer exceeds 10% in the reasonable discretion of the Sponsor acting in good faith ) to a replacement counterparty that is rated at or above the Approved Ratings Threshold and subject to the Rating Agency Condition, pursuant to documentation substantially similar to the documentation then in place and subject to prior notification to the Rating Agencies, which counterparty is willing to provide the Additional Swap Disclosure Information (with respect to itself or for its group of affiliated entities, if applicable) to the Sponsor, in the event that the significance percentage of Transactions to which it is a counterparty exceeds 10% in the reasonable determination of the Sponsor acting in good faith (or, so long as Party A is able to provide the Swap Financial Disclosure required pursuant to Item 1115(b)(1) of Regulation AB, such that the Significance Percentage no longer exceeds 20%, in the event Party A is requested to provide the Swap Financial Disclosure required pursuant to Item 1115(b)(2) of Regulation AB). If permitted by

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Regulation AB, any Additional Swap Disclosure may be provided by incorporation by reference from reports filed pursuant to the Exchange Act.

“Regulation AB” means Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Securities and Exchange Commission (“SEC”) in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

For the purposes of the Termination Events (i) and (ii) above, Party A shall be the sole Affected Party.

(iii) All Indenture Collateral is liquidated and the proceeds thereof distributed following an Event of Default as defined in the Indenture that has resulted in the principal of all the Notes being declared to be immediately due and payable (and such declaration has not been rescinded and annulled pursuant to the terms of the Indenture), with Party B as the sole Affected Party.

(iv) JPMorgan Chase Bank, National Association, as indenture trustee (the “Indenture Trustee”) receives direction (a “Redemption Notice”) for an optional redemption, in whole, of the Notes under Article X of the Indenture (a “Redemption Termination”) and (ii) there remains no more than 5 Business Days prior to the proposed Redemption Date. In the case of a Redemption Termination, both Party A and Party B shall have the right to cause a termination of this Agreement and, for purposes of Section 6(c)(ii) of this Agreement, Party B shall be the sole Affected Party.

(j)	Events of Default.

(i) The following Events of Default will not apply to Party A: Section 5(a)(ii), Section 5(a)(iii), Section 5(a)(iv), Section 5(a)(v) and Section 5(a)(viii).

(ii) The following Events of Default will not apply to Party B: Section 5(a)(ii), Section 5(a)(iii), Section 5(a)(iv), Section 5(a)(v) and Section 5(a)(viii). In addition, Section 5(a)(vii) is hereby modified by deleting clause (2).

No Event of Default shall occur to a party when a failure to pay or deliver, or a default, event of default or other similar condition or event, as the case may be, arises solely (1) out of a wire transfer problem or an operational or administrative error or omission (so long as the required funds or property required to make that payment or delivery were otherwise available to that party), or (2) from the general unavailability of the relevant currency due to exchange controls or other similar governmental action, but in either case only if the payment or delivery is made within three Local Business Days after the problem has been corrected, the error or omission has been discovered or the currency becomes generally available.

The foregoing is without prejudice to application to Party A and Party B of the Events of Default in Paragraph 7 of any Credit Support Annex made part of this Agreement pursuant to Part 1(h) of this Schedule and is also without prejudice to the further exclusion in Part 1(c) of this Schedule.

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PART 2

TAX REPRESENTATIONS

(a)	Payer Tax Representation. For the purpose of Section 3(e) of this Agreement, each party will make with respect to itself the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representation made by the other party pursuant to Section 3(f) of this Agreement; (ii) the satisfaction of the agreement of the other party contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement; and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on sub-clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)	Payee Tax Representations. For the purposes of Section 3(f), each party makes the following representations:

(i) The following representation will apply to Party A:

It is a national banking association organized or formed under the laws of the United States and is a United States resident for United States federal income tax purposes.

(ii) The following representation will apply to Party B:

NovaStar Mortgage Funding Trust, Series 2006-1 is a Delaware statutory trust and not a foreign trust for United States tax purposes.

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PART 3

AGREEMENT TO DELIVER DOCUMENTS

For the purpose of Sections 4(a)(i) and (ii) of this Agreement, each party agrees to deliver the following documents, as applicable:

(a)	Tax Forms.

(i) Tax forms to be delivered by Party A: An executed U.S. Internal Revenue Service Form W-9 (or successor thereto) that eliminates U.S. federal backup withholding tax on payments to Party A under this Agreement. Party A will deliver such tax form (1) before the first payment date under this Agreement, (2) as soon as practicable upon reasonable demand by Party B, and (3) as soon as practicable upon learning that any such form previously provided by Party A has become obsolete or incorrect.

(ii) Tax forms to be delivered by Party B: An executed U.S. Internal Revenue Service Form W-9 (or successor thereto) that eliminates U.S. federal backup withholding tax on payments to Party B under this Agreement. Party B will deliver such tax form (1) before the first payment date under this Agreement, (2) as soon as practicable upon reasonable demand by Party A, and (3) as soon as practicable upon learning that any such form previously provided by Party B has become obsolete or incorrect.

(b)	Other Documents to be Delivered.

PARTY REQUIRED TO DELIVER DOCUMENT	FORM/DOCUMENT/ CERTIFICATE	DATE BY WHICH TO BE DELIVERED	COVERED BY SECTION 3(d) REPRESENTATION

Party A & B	Signing Authority, being evidence of authority, incumbency and specimen signature of each person executing any document on its behalf in connection with this Agreement and any Credit Support Document.	Upon execution of this Agreement and, if requested, any Confirmation.	Yes

Party A	A copy, certified by the secretary or assistant secretary of Party A, of the resolutions of Party A’s board of directors authorizing the execution, delivery and performance by Party A of this Agreement and authorizing Party A to enter into Transactions hereunder.	Upon execution of this Agreement.	Yes

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Party B	Executed copies of the Indenture (as defined below), the Prospectus Supplement, and such other documents as requested by Party A.	Upon execution of this Agreement.	No

Party B	Any and all proposed and executed amendments to the Indenture (as defined below).	Each (i) date of distribution to the Noteholders or (ii) date of proposal by Party B, as applicable.	No

Party B	Such information in connection with the Notes or the Indenture (as defined below) as Party A may reasonably request.	As soon as practicable after request.	No

Party A & Party B	Legal opinions acceptable to the other party in the form and substance to be satisfactory to the other party.	Upon execution of this Agreement.	No

PART 4

MISCELLANEOUS

(a)	Addresses For Notices. For the purpose of Section 12(a) of this Agreement:

(i) Notices or communications shall, with respect to a particular Transaction, be sent to the address, telex number or facsimile number reflected in the Confirmation of that Transaction. In addition (or in the event the Confirmation for a Transaction does not provide relevant addresses/information for notice), with respect to notices provided pursuant to Section 5 and 6 of this Agreement, notice shall be provided to:

Address for notices or communications to Party A:

Address:	301 South College, DC-8
Charlotte, NC 28202-0600
Attention:	Bruce M. Young, Senior Vice President, Risk Management
Phone No.:	(704) 383-8778
Facsimile No.:	(704) 383-0575

Address for notices or communications to Party B:

Address:	c/o NovaStar Mortgage Inc.
8140 Ward Parkway, Suite 300
Kansas City, Missouri 64114
Attention:	Matt Kaltenrieder
Facsimile No.:	816-237-7515

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With a copy to:

Address:	Wilmington Trust Company
1100 North Market Street
Wilmington, Delaware 19890
Attention:	Corporate Trust Administration
Facsimile No.:	302-636-4140

With a copy to:

Address:	JPMorgan Chase Bank, National Association
4 New York Plaza, 6th Floor
New York, New York 10004-2477
Attention:	Worldwide Securities Services/Structured Finance Services (NovaStar Mortgage Funding Trust, Series 2006-1)
Facsimile No.:	212-623-5930/5931

With a copy to:

Address:	Standard & Poor’s Ratings Services
55 Water Street
New York, New York 10041-0003
Attention:	Residential Mortgage Surveillance Group
Facsimile No.:	212-438-2652

With a copy to:

Address:	Moody’s Investors Service
99 Church Street
New York, New York 10007
Attention:	RMBS Monitoring Department
Facsimile No.:	212 298 7139

With a copy to:

Address:	Fitch Ratings
One State Street Plaza - 30th Floor
New York, New York 10004
Attention:	Michele Patterson
Tel. No.:	212-908-0779

(ii)	Notices. Section 12(a) is amended by adding in the third line thereof after the phrase “messaging system” and before the “)” the words “; provided, however, any such notice or other communication may be given by facsimile transmission (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine)”.

(b)	Process Agent. For purposes of Section 13(c) of this Agreement:

Party A appoints as its Process Agent: Not applicable

Party B appoints as its Process Agent: Not applicable

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(c)	Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)	Multibranch Party. For purpose of Section 10(c) of this Agreement:

Party A is not a Multibranch Party.

Party B is not a Multibranch Party.

(e)	Calculation Agent. Party A.

(f)	Credit Support Documents.

In the case of Party A, any ISDA Credit Support Annex (New York law) or document governing Alternative Credit Support made a part of this Schedule to the extent required in Part 1(h) of this Schedule due to a Ratings Event (as defined in Part 1(h) of this Schedule).

In the case of Party B, not applicable.

(g)	Credit Support Provider.

In the case of Party A, not applicable; provided, however, that each party (other than Party A) executing a document governing Alternative Credit Support shall be a Credit Support Provider hereunder beginning on the effective date of such document.

In the case of Party B, not applicable.

(h)	Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS WHOLLY PERFORMED WITHIN NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(i)	Netting of Payments. Sub-paragraph (ii) of Section 2(c) of this Agreement will apply to all Transactions hereunder, unless otherwise provided in the relevant Confirmation(s).

(j)	“Affiliate” will have the meaning specified in Section 14 but will have no meaning as applied to Party B.

PART 5

OTHER PROVISIONS

(a) ISDA Definitions Incorporated by Reference. The definitions and provisions of the 2000 ISDA Definitions (the “ISDA Definitions”) (as published by the International Swaps and Derivatives Association, Inc. — “ISDA”) are incorporated by reference herein. Any terms used and not otherwise defined herein which are contained in the ISDA Definitions shall have the meaning set forth therein. In the event of any conflict between the ISDA Definitions and any other ISDA-published definitions referenced in a Confirmation, such Confirmation and the ISDA-published definitions referred to therein shall control for purposes of the particular Transaction. For the avoidance of doubt, any reference to a “Swap Transaction”, if any, in the Definitions is deemed to be a reference to a “Transaction” for the purpose of interpreting this Agreement or any Confirmation, and any reference to a “Transaction” in this

9

Agreement or any Confirmation is deemed to be a reference to a “Swap Transaction” for the purpose of interpreting the Definitions.

(b) Condition Precedent. The condition precedent specified in Section 2(a)(iii)(1) of this Agreement does not apply to a payment or delivery owing by a party if the other party shall have satisfied in full all of its payment and delivery obligations under Section 2(a)(i) of this Agreement and shall at the relevant time have no future payment or delivery obligations, whether absolute or contingent, under Section 2(a)(i).

(c) Additional Representations. Section 3 is hereby amended by adding at the end thereof the following subparagraph:

“(g) No Agency. It is entering into this Agreement, any Credit Support Document and any other document relating to this Agreement and each Transaction hereunder as principal and not as agent or in any capacity, fiduciary or otherwise, and no other person has an interest herein.”

(d) Swap Exemption. Each party hereto represents to the other party on and as of the date hereof and on each date on which a Transaction is entered into between them hereunder, that it is an “eligible contract participant” as defined in the Commodity Exchange Act, as amended.

(e) Relationship between Parties. In connection with the negotiation of, the entering into, of this Agreement, and any other documentation relating to this Agreement to which it is a party or that it is required by this Agreement to deliver, each party hereby represents and warrants, and, in connection with the negotiation of, the entering into, and the confirming of the execution of each Transaction, each party will be deemed to represent, to the other party as of the date hereof (or, in connection with any Transaction, as of the date which it enters into such Transaction) that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

(i) Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(ii) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction. It has determined to its satisfaction whether or not the rates, prices or amounts and other economic terms of each Transaction and the indicative quotations (if any) provided by the other party reflect those in the relevant market for similar transactions, and all trading decisions have been the result of arm’s length negotiations between the parties.

(iii) Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

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(iv) Related Transactions. It is aware that each other party to this Agreement and its Affiliates may from time to time (A) take positions in instruments that are identical or economically related to a Transaction or (B) have an investment banking or other commercial relationship with the issuer of an instrument underlying a Transaction.

(v) Confirmation Procedures. Upon receipt thereof, Party B shall examine the terms of each Confirmation sent by Party A, and unless Party B objects to the terms within three New York business days after receipt of that Confirmation, those terms shall be deemed accepted and correct absent manifest error, in which case that Confirmation will be sufficient to form a binding supplement to this Agreement notwithstanding Section 9(e)(ii) of this Agreement.

(f) Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION.

(g) Consent to Telephonic Recording. Each party hereto consents to the monitoring or recording, at any time and from time to time, by the other party of the telephone conversations of trading and marketing personnel of the parties and their authorized representatives in connection with this Agreement or any Transaction or potential Transaction; and each party, waives any further notice of such monitoring or recording and agree to give proper notice and obtain any necessary consent of such personnel or any such monitoring or recording.

(h) Sale and Servicing Agreement.

(1) Capitalized terms used in this Agreement that are not defined herein and are defined in the Sale and Servicing Agreement among NovaStar Certificates Financing Corporation, NovaStar Mortgage Inc., Party B, the Indenture Trustee and U.S. Bank Corporate Trust Services dated as of April 1, 2006 (the “Sale and Servicing Agreement”) shall have the respective meanings assigned to them in the Sale and Servicing Agreement.

(i) Amendment of the Indenture.

(1) Party B will not amend, supplement or otherwise modify the Indenture except in compliance with the provisions of Article IX of the Indenture.

(2) Party B will provide prior written notice to Party A of any proposed amendment or modification to the Indenture that would amend or modify the Indenture.

(3) Party B agrees for the benefit of Party A that it will not take any action, without the prior written consent of Party A, to diminish, impair or directly, materially and adversely affect the rights, interest or benefits granted to Party A under the Indenture with respect to this Agreement, whether or not this Agreement is specifically referred to or identified therein, where such consent is required under the Indenture.

(j) Consent to Assignment. Notwithstanding Section 7 of this Agreement, Party A hereby acknowledges and consents to the assignment of this Agreement, solely for security purposes for the benefit of the Noteholders, by Party B to the Indenture Trustee under the Indenture. The Indenture Trustee shall not be deemed to be a party to this Agreement; provided, however, that the Indenture Trustee, acting on behalf of the Noteholders, shall have the right to enforce this Agreement, including the terms of Part 1(i), against Party A. Party A shall be entitled to rely on any notice or communication from the Indenture Trustee to that effect; provided, further, that any such notice or communication shall be in

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writing and delivered to Party A in accordance with Section 12 hereof. Party A shall be entitled to assume the authenticity of any such notice or communication and shall have no obligation to verify the accuracy of any facts asserted therein or the authority of the sender thereof. Party B hereby indemnifies Party A against any losses, costs, claims or liabilities arising from Party A’s reliance on any such notice or communication and Party A shall be released from any further obligations to Party B with respect to the rights transferred to the Indenture Trustee (for so long as Party A has fulfilled its obligations hereunder to the Indenture Trustee). Notwithstanding any provision to the contrary contained herein, the parties acknowledge that the indemnity contained in this Part 5(j) shall be considered an accrued and unpaid expense of the Trust (reimbursable to Party A) (which expense shall be payable with Interest Proceeds under Article V of the Indenture and not as a payment due to a Swap Provider under the Swap Agreement) and is only due to the extent funds are available for the payment thereof in accordance with the priority of payments described in Article VIII of the Indenture.

(k) Regarding Party A. Party B acknowledges and agrees that Party A has had and will have no involvement in and, accordingly Party A accepts no responsibility for: (i) the establishment, structure, or choice of assets of Party B; (ii) the selection of any person performing services for or acting on behalf of Party B; (iii) the selection of Party A as a Swap Counterparty and a Cap Counterparty; (iv) the terms of the Notes; (v) the preparation of or passing on the disclosure and other information contained in the prospectus supplement dated April 20, 2006 (other than certain information provided by Party A expressly for inclusion therein in the form attached hereto as Exhibit I), the Indenture or any other agreements or documents used by Party B or any other party in connection with the marketing and sale of the Notes; (vi) the ongoing operations and administration of Party B, including the furnishing of any information to Party B which is not specifically required under this Agreement; or (vii) any other aspect of Party B’s existence.

(l) No Petition for Bankruptcy. Party A, by entering into this Agreement, hereby covenants and agrees that in connection with any obligations of Party B under this Agreement, Party A will not institute against Party B, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and a day after the latest maturing security issued by Party B is paid; provided however, that nothing herein shall preclude or estop Party A (i) from taking any action prior to the expiration of the applicable preference period in (x) any case or proceeding voluntarily filed or commenced by Party B or (y) any involuntary insolvency proceeding filed or commenced against Party B by a person other than Party A or (ii) from commencing against Party B or any properties of Party B any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding. This provision shall survive termination of this Agreement for any reason whatsoever.

(m) Representations of Party B. As an inducement to Party A for entering into this Agreement and each Transaction hereunder, Party B represents that for the purposes of the Indenture:

(i) Party A is a “Swap Counterparty” and a “Cap Counterparty”,

(ii) each Transaction entered into between Party A and Party B hereunder is a “Swap Agreement” or a “Cap Agreement” and

(iii) any net payments (a difference between a Fixed and a Floating Amount) due to Party A under each Swap Agreement is a “Swap Amount”.

(n) Not Acting in Individual Capacity. It is expressly understood and agreed by the parties hereto that (i) this Agreement is executed and delivered by Wilmington Trust Company, not individually or personally but solely as Owner Trustee of Party B, in the exercise of the powers and authority conferred

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and vested in it under the Trust Agreement, (ii) each of the representations, undertakings and agreements herein made on the part of Party B is made and intended not as personal representations, undertakings and agreements by Wilmington Trust Company but is made and intended for the purpose of binding only Party B, (iii) nothing herein contained shall be construed as creating any liability on Wilmington Trust Company, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (iv) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of Party B or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by Party B under this Agreement or any other related documents.

(o) Amendment of Provisions and Transfer of Rights and Obligations. Without limiting the provisions of Section 7(a) of this Agreement, no amendment or transfer of the rights or obligations under this Agreement will be effective without the prior written confirmation of each Rating Agency that such amendment or transfer will not result in the reduction or withdrawal of the then current ratings for any outstanding Notes.

(p) Acknowledgement of Pledge of Collateral. Party A acknowledges Party B’s pledge of its assets under the Indenture and understands that the proceeds of such assets will be applied, including to payments hereunder, only in the order set forth in the Indenture.

(q) Set-Off. Notwithstanding any provision of this Agreement or any other existing or future agreement, Party A hereby irrevocably waives any and all rights it may have to set-off, net, recoup or otherwise withhold or suspend or condition payment or performance of any obligation between it and Party B against any obligation between it and Party B under any other agreements; provided that nothing herein shall be construed as limiting the provisions contained in Section 2(c), 9(c) or any other Section of this Agreement with respect to the netting of the parties’ respective obligations under this Agreement or the right of Party B to exercise any set-off right, by operation of law or otherwise. Except as stated above, the provisions for Set-off set forth in Section 6(e) of the Agreement shall not apply.

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IN WITNESS WHEREOF, Party A and Party B have caused this Schedule to be duly executed as of the date first written above.

WACHOVIA BANK, NATIONAL ASSOCIATION	NOVASTAR MORTGAGE FUNDING TRUST, SERIES 2006-1

By: Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee under the Trust Agreement

By	By
Name:	Name:
Title:	Title:

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Exhibit I

(Party A disclosure for prospectus supplement)

Wachovia is a subsidiary of Wachovia Corporation (the “Corporation”), whose principal office is located in Charlotte, North Carolina. The Corporation is the fourth largest bank holding company in the United States based on approximately $521 billion in total assets as of December 31, 2005.

Wachovia is a national banking association with its principal office in Charlotte, North Carolina and is subject to examination and primary regulation by the Office of the Comptroller of the Currency of the United States. Wachovia is a commercial bank offering a wide range of banking, trust and other services to its customers. As of December 31, 2005, Wachovia had total assets of approximately $472 billion, total net loans of approximately $262 billion, total deposits of approximately $334 billion and equity capital of approximately $47 billion.

Wachovia submits quarterly to the Federal Deposit Insurance Corporation (the “FDIC”) a “Consolidated Report of Condition and Income for a Bank with Domestic and Foreign Offices” (each, a “Call Report”, and collectively, the “Call Reports”). The publicly available portions of the Call Reports with respect to Wachovia (and its predecessor banks) are on file with the FDIC, and copies of such portions of the Call Reports may be obtained from the FDIC, Public Information Center, 801 17th Street, NW, Room 100, Washington, DC 20434, (877) 275-3342, at prescribed rates. In addition, such portions of the Call Reports are available to the public free of charge at the FDIC’s web site at http://www.fdic.gov.

The Corporation is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). Such documents can be read and copied at the Commission’s public reference room in Washington, D.C. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. In addition, such documents are available to the public free of charge at the SEC’s web site at http://www.sec.gov. Reports, documents and other information about the Corporation also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

The information contained in this section relates to and has been obtained from Wachovia. The information concerning Wachovia contained herein is furnished solely to provide limited introductory information regarding Wachovia and does not purport to be comprehensive. Such information regarding Wachovia is qualified in its entirety by the detailed information appearing in the documents referenced above.

The delivery hereof shall not create any implication that there has been no change in the affairs of Wachovia since the date hereof, or that the information contained in this section is correct as of any time subsequent to its date.

THE SWAP AND CAP AGREEMENTS SUMMARIZED BELOW THAT ARE IDENTIFIED “WACHOVIA” ARE OBLIGATIONS OF WACHOVIA AND ARE NOT OBLIGATIONS OF THE CORPORATION. NO BANKING OR OTHER AFFILIATE CONTROLLED BY THE CORPORATION, EXCEPT WACHOVIA, IS OBLIGATED TO MAKE PAYMENTS UNDER THE SWAP OR CAP AGREEMENTS.